U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C.
                                      20549

                                                     SEC File Number ___________
                                                      CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form 10-D [ ] Form N-SAR

For Period Ended: September 30, 2014

      [ ] Transition Report on Form 10-K

      [ ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

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     Nothing in this Form shall be  construed to imply that the  Commission  has verified any information contained herein.

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Part I - Registrant Information

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Full Name of Registrant:  AMERICANN, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

    3200 Brighton Blvd. Unit 114

City, State and Zip Code

    Denver, CO 80216

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Part II - Rules 12b-25(b) and (c)

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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the year ended September 30, 2014 in sufficient time so as to allow the filing of the report by December 29, 2014.

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Part IV - Other Information

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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

              William T. Hart          (303)              839-0061
              -----------------        -----          ---------------
                  (Name)            (Area Code)      (Telephone Number)

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     (2) Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act of
         1934 during the preceding l2 months
         (or for such shorter period that
         the registrant was required to file
         such reports) been filed? If answer
         is no, identify report(s).                       [X] Yes  [ ] No

     (3) Is it anticipated that any significant
         change in results of operations
         from the corresponding period for the
         last fiscal year will be reflected by
         the earnings statements to be included
         in the subject report or portion thereof?        [ ] Yes  [X] No

         If so: attach an explanation of the
         anticipated change, both narratively
         and quantitatively, and, if
         appropriate, state the reasons why a
         reasonable estimate of the results
         cannot be made.


                                 AMERICANN, INC.
                     --------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 2014                   By: /s/ Benjamin J. Barton
                                              ----------------------------
                                              Benjamin J. Barton
                                              Chief Financial Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).